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PROVIDENT AMERICAN CORPORATION                                        EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE

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(In thousands except per share data)                                      Three Months Ended March 31,
                                                                            1998             1997
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
Basic Earnings Per Share

NET INCOME APPLICABLE TO COMMON STOCK:                                     $ 2,636       $   778
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WEIGHTED AVERAGE SHARES:                                                    10,173        10,024
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BASIC EARNINGS PER SHARE:                                                  $  0.26       $  0.08
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Diluted Earnings Per Share

NET INCOME APPLICABLE TO COMMON STOCK:                                     $ 2,636       $   778
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WEIGHTED AVERAGE SHARES:
   Common stock                                                             10,173        10,024
   Common stock equivalents applicable to stock options and warrants         1,614         2,096
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      Total                                                                 11,787        12,120
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DILUTED EARNINGS PER SHARE:                                                $  0.22       $  0.06
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